UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2005

FIRST WEST VIRGINIA BANCORP, INC.

(Exact name of registrant as specified in its charter)

West Virginia	1-13652	55-6051901
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Warwood Avenue , Wheeling, West Virginia	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 233-0060

Former name or former address, if changed since last report Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election or Directors; Appointment of Principal Officers.

On February 22, 2005, First West Virginia Bancorp, Inc. (the “Company”), reported that effective March 31, 2005, Charles K. Graham, would resign as President and Chief Executive Officer of the Company and President and Director of its wholly owned subsidiary, Progressive Bank, N.A. The Company announced that subject to regulatory approval, the positions of President and Chief Executive Officer of the Company and President of its wholly owned subsidiary, Progressive Bank, N.A. would be assumed on an interim basis by Sylvan J. Dlesk, as of April 1, 2005.

The appointment of Mr. Dlesk as President and Chief Executive Officer of the Company is subject to the approval of the Board of Governors of the Federal Reserve System (“Board”). The appointment of Mr. Dlesk as interim president of the Company’s subsidiary bank, Progressive Bank, N.A., is subject to regulatory approval by the Office of the Comptroller of the Currency (“OCC”).

On March 29, 2005, The Board of Directors of the Company’s subsidiary bank, Progressive Bank, N.A., were advised by the OCC that the waiver request for Mr. Dlesk as interim CEO/President of the subsidiary bank had been approved effective April 1, 2005, for a period not to exceed one hundred twenty (120) days or such earlier date on which a permanent CEO/President has been identified and obtained appropriate regulatory approvals.

On April 27, 2005, the Board advised the Company that it had no objection to the appointment of Mr. Dlesk as Interim President and Chief Executive Officer of the Company for a period not to exceed 120 days from the date of its notice or August 25, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

FIRST WEST VIRGINIA BANCORP, INC.
(Registrant)

/s/ Sylvan J. Dlesk
Sylvan J. Dlesk
Acting President and Chief Executive Officer

Date: May 12, 2005